China Architectural Engineering and Bondholders Enter into Conditional Waiver Related to the Proposed Acquisition of Majority Stake of ConnGame

ZHUHAI, China and NEW YORK, Feb. 24, 2010-- China Architectural Engineering, Inc. ("CAE" or the "Company") (Nasdaq:CAEI - News), a leader in the design, engineering, fabrication and installation of high-end building envelope systems, today announced that it has entered into a waiver agreement with the bondholders applicable to the proposed acquisition of a majority stake in Shanghai ConnGame Network Co. Ltd. ("ConnGame").

As stated in the Company's previous press release dated December 14, 2009, the acquisition of a 60% equity interest of ConnGame and the issuance of the 25 million CAEI shares are subject to a number of closing conditions, including but not limited to the bondholders' waiver of their rights to a reduction in the conversion price of the Company's outstanding convertible bonds and exercise price of the related warrants as a result of the proposed acquisition.

On February 24, 2010, the bondholders entered into an Amendment and Waiver Agreement and agreed to waive their rights to a reduction in the bond conversion prices and warrant exercise prices for up to three months. In exchange, the Company agreed to make payments of the bonds' interest in arrears and interest due in April 2010, in addition to repayment of a separate banking facility. Completion of the proposed acquisition is subject to negotiation and execution of a definitive equity transfer agreement, regulatory approvals, and other customary closing conditions.

At closing of the acquisition and upon receiving 25 million CAEI shares, First Jet will become CAE's largest shareholder, and it is expected that Mr. Jun Tang, who is First Jet's largest shareholder, will be appointed CAE's new Chairman of the Board.

Mr. Tang commented, "I greatly look forward to joining China Architectural Engineering's board of directors as its new Chairman. I am highly impressed with Mr. Luo's business and technical vision to leverage the unique, complementary strengths of CAE and ConnGame to transform CAE into a high-end architectural design consultant and service provider, while also expanding into China's growing online game market. I am convinced that CAE and ConnGame share a common culture of technical excellence, and therefore, I am confident that the eventual integration of our businesses and technologies will result in a greater new CAE."

Mr. Ken Yi Luo, the Company's Chief Executive Officer and Chairman, commented, "We are appreciative of the support of our bondholders and excited by the prospect of soon welcoming Mr. Tang as our new Chairman. Mr. Tang's proven leadership, deep technical expertise, and prior success in the gaming industry will be invaluable in helping to integrate and transform the new CAE, enabling us to not only continue to take greater advantage of our core architectural engineering and design market but also China's large and rapidly growing online game market. I truly look forward to working closely with Mr. Tang to grow our combined businesses and to deliver greater value to our supportive shareholders."

Overview of Conversion Price of the Bonds

Pursuant to the trust deeds that govern the Company's outstanding Variable Rate Convertible Bonds due 2012 (the "2007 Bonds") and 12% Convertible Bonds due 2011 (the "2008 bonds," and collectively with the 2007 Bonds, the "Bonds") and the warrants to purchase 300,000 shares of common stock of the Company expiring 2013 (the "2008 Warrants"), the conversion price of the Bonds and the exercise price of the 2008 Warrants shall adjust downward if the Company issues shares at a per share price that is less than the current conversion price of the Bonds or exercise price of the 2008 Warrants. The 2007 Bonds are currently exercisable at $2.45 per share and the 2008 Bonds and 2008 Warrants are currently convertible and exercisable at $6.35 per share. According to the agreed upon terms of the acquisition, one of the conditions to the acquisition is the bondholders agreeing to waive their rights to a reduction in the conversion price of the Bonds and exercise price of the 2008 Warrants due to the issuance of the Shares.

About Shanghai ConnGame

Shanghai ConnGame, founded and led by seasoned experts with extensive previous success in China's online game industry, develops and operates MMORPGs in China. Leveraging its innovative game engines, scalable development platforms, and accomplished production teams, ConnGame focuses on self-developed MMORPGs game titles that are based on China's iconic characters and nostalgic epochs.

About China Architectural Engineering

China Architectural Engineering, Inc. (NASDAQ:CAEI - News) is a leader in the design, engineering, fabrication and installation of high-end curtain wall systems, roofing systems, steel construction systems, and eco-energy systems. Founded in 1992, CAEI has maintained its market leadership by providing timely, high-quality, reliable, fully integrated, and cost-effective solutions. Collaborating with world-renowned architects and building engineers, the Company has successfully completed over one hundred large, complex and unique projects worldwide, including numerous award-winning landmarks across Asia's major cities.

For further information on China Architectural Engineering, Inc., please visit http://www.caebuilding.com

Forward-Looking Statements

In addition to historical information, the statements set forth above may include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in forward-looking statements as a result of risks and uncertainties, including, but not limited to, the negotiation and execution of a definitive acquisition agreement for the proposed acquisition; satisfactory completion of due diligence; closing conditions including but not limited to regulatory approvals; required Company payments under the waiver agreement; difficulties related to integration and management of the combined operations; reduction or reversal of the Company's recorded revenue or profits due to "percentage of completion" method of accounting and expenses; the Company's ability to obtain a modification for the Waiver agreement with the bondholders applicable to the proposed acquisition of ConnGame; increasing provisions for bad debt related to the Company's accounts receivable; fluctuation and unpredictability of costs related to our products and services; the Company's plans to enter into real estate development projects such as the Nine Dragons Project; adverse capital and credit market conditions; fluctuation and unpredictability of costs related to the Company's products and services; expenses and costs associated with its convertible bonds, regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's reports and other filings with the Securities and Exchange Commission.

For more information, please contact:

Investor Contact:
ICR:
Michael Tieu
Tel: +86-10-6599-7960
Email: michael.tieu@icrinc.com

Bill Zima
Tel: +1-203-682-8200
Email: bill.zima@icrinc.com